EXHIBIT 99.1

Epic Bancorp

851 Irwin Street San Rafael, CA 94901 (415) 526-6400

For Immediate Release April 22, 2005

Contact:	Kit M. Cole Chairman/CEO 415-526-6400

Epic Bancorp Announces 21.6% Increase in Earnings for First Quarter

San Rafael, CA—April 22, 2005 — Epic Bancorp (“the Company”) (NASDAQ:EPIK), the holding company for Tamalpais Bank and Epic Wealth Management, today reported earnings for the quarter ended March 31, 2005 of $921,000, or $0.24 per diluted share, compared with net earnings of $757,000, or $0.22 per diluted share for the same quarter ended in 2004. The growth in earnings of $164,000 represented an increase of 21.6% over the comparable period last year. Diluted earnings per share increased 9.1% over the comparable period last year.

Total assets grew $14.1 million, or 3.3%, in the first quarter of 2005 to $439.7 million. Loans receivable increased by $32.7 million, or 9.9%, while the investment portfolio decreased by $4.8 million, or 6.9% as the Company re-allocated assets thereby increasing net income.

Total deposits rose $2.5 million, or 0.9%, in the first quarter as retail deposits generated by Tamalpais Bank’s five full service branches increased by $10.9 million and wholesale deposits decreased by $8.4 million. The Company continues to implement its strategic plan to grow retail deposits and reduce wholesale funding sources.

The Company’s net interest income before its provision for loan losses climbed $981,000, or 31.3% for the quarter ended March 31, 2005 as compared with the same period in 2004, to a record level of $4.1 million. The net interest margin was of 3.87% for the period, a slight decrease from the 4.12% level for the comparable period in 2004. Average earning assets during the first quarter of 2005 were $431.6 million, a $125.5 million (41.0%) increase compared to the same period in 2004. The decrease in net interest margin was primarily attributable to the rapid increase in earning assets rather than the recent changes in market interest rates.

Other operating income for the quarter ended March 31, 2005 was $304,000, or 203% higher than the same period in 2004. This substantial increase was due to $92,000 in investment advisory fee income from Epic Wealth Management, a wholly owned subsidiary of the Company which began operations in the first quarter of 2005, and $71,000 in gain on sale of SBA loans in the first quarter of 2005. Epic Wealth Management produced 30% of the Company’s fee income during the quarter. Tamalpais Bank’s SBA department, which began operations in 2004, is expected to produce additional net interest and noninterest income throughout the remainder of 2005.

Total operating expenses for the quarter ended March 31, 2005 were $2.5 million, an increase of $661,000 or 35.2% over the same period in 2004. The Company has invested significant resources in two new retail branches opened within the last year, enhanced information technology, the new operations of Epic Wealth Management in the first quarter of 2005, and other infrastructure investments to position the Company for anticipated future growth.

The Company’s efficiency ratio, which measures the relationship of total operating expenses and total operating income, was 57.4% for the quarter ended March 31, 2005, as compared with 58.0% for the same period in 2004. The Company will continue to make infrastructure investments, particularly in the areas of business development and investment advisory services, during the remainder of the year.

“We are very pleased with the quarter’s results” said Kit M. Cole, Chairman and CEO of the Company. “Especially the progress of Epic Wealth Management, our new investment advisory services subsidiary, which currently manages over a quarter of a billion dollars in equities and bonds. Epic Wealth Management is key to implementing our corporate strategy of helping clients reach their lifetime personal and financial goals.”

About Tamalpais Bank in the Community

From its inception in 1991, Tamalpais Bank has made its commitment to the Marin County community a priority, establishing and continuing to underwrite the annual Heart of Marin program, recognizing outstanding contributions to the Marin non-profit community through its Community Outreach Program.

About Epic Wealth Management

Epic Wealth Management specializes in helping clients of Tamalpais Bank and other high net worth families reach their lifetime financial goals through a collaborative, comprehensive and education-oriented approach to investment management. Epic Wealth Management is located at 851 Irwin Street in San Rafael.

About Epic Bancorp

Epic Bancorp, based in San Rafael, CA, is the holding company of Tamalpais Bank, which operates five full-service branches in Marin County, with a sixth expected to open in Corte Madera in summer 2005, and of Epic Wealth Management, which is a provider of investment management and financial planning services to high net worth clients. The Company had $440 million in assets and $277 million in deposits for the period ended March 31, 2005. Shares of the Company’s common stock are traded on the NASDAQ Small Cap Market System under the symbol EPIK. For additional information, please contact Ms. Cole at (415) 526-6400.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Epic Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of Tamalpais Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; and (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged;(5) other risks detailed in the Epic Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Epic Bancorp, investors and others are cautioned to consider these and other risks and uncertainties. Epic Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments

EPIC BANCORP AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31, 2005	December 31, 2004	$ Change	% Change
	(unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$5,859,945	$5,295,051	$564,894	10.7%
Federal funds sold	1,820,524	16,435,481	(14,614,957)	-88.9%
Investment in Money Market Fund	20	20	-	0.0%

Total Cash and Cash Equivalents	7,680,489	21,730,552	(14,050,063)	-64.7%
Interest-bearing time deposits in other financial institutions	910,898	999,646	(88,748)	-8.9%

Investment securities
Available-for-sale	21,035,555	22,039,802	(1,004,247)	-4.6%
Held-to-maturity, at cost	37,536,627	40,851,486	(3,314,859)	-8.1%
Federal Home Loan Bank restricted stock, at cost	6,428,700	6,933,500	(504,800)	-7.3%
Pacific Coast Banker’s Bank restricted stock, at cost	50,000	50,000	-	0.0%
Loans receivable	361,943,939	329,251,030	32,692,909	9.9%
Less: Allowance for loan losses	(3,960,061)	(3,600,433)	(359,628)	10.0%

	357,983,878	325,650,597	32,333,281	9.9%
Bank premises and equipment, net	2,913,897	2,705,252	208,645	7.7%
Accrued interest receivable	2,200,779	1,996,677	204,102	10.2%
Other assets	2,978,290	2,652,159	326,131	12.3%

Total Assets	$439,719,113	$425,609,671	$14,109,442	3.3%

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing deposits	$15,265,421	$13,029,710	$2,235,711	17.2%
Interest-bearing checking deposits	7,594,745	7,773,492	(178,747)	-2.3%
Money market and saving deposits	120,501,713	123,001,493	(2,499,780)	-2.0%
Certificates of deposit greater than or equal to $100,000	56,333,437	60,544,446	(4,211,009)	-7.0%
Certificates of deposit less than $100,000	77,407,500	70,270,833	7,136,667	10.2%

Total Deposits	277,102,816	274,619,974	2,482,842	0.9%
Federal Home Loan Bank Advances	125,542,042	115,780,636	9,761,406	8.4%
Junior Subordinated Debentures	10,310,000	10,310,000	-	0.0%
Accrued interest payable and other liabilities	2,728,379	1,724,383	1,003,996	58.2%

Total Liabilities	415,683,237	402,434,993	13,248,244	3.3%

Commitment and Contingencies	-	-	-	0.0%

Stockholders’ Equity
Common stock, no par value; 10,000,000 shares authorized; 3,673,345 and 3,665,702 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	10,187,081	10,159,239	27,842	0.3%
Retained earnings	14,070,993	13,244,716	826,277	6.2%
Accumulated other comprehensive income	(222,198)	(229,277)	7,079	-3.1%

Total Stockholders’ Equity	24,035,876	23,174,678	861,198	3.7%

Total Liabilities and Stockholders’ Equity	$439,719,113	$425,609,671	$14,109,442	3.3%

EPIC BANCORP AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
For the Three Months Ended March 31, 2005 and 2004

	Three Months Ended March 31,
	2005	2004	$ Change	% Change
Interest Income
Interest and fees on loans	$5,961,220	$4,344,361	$1,616,859	37.2%
Interest on investment securities	505,138	165,199	339,939	205.8%
Interest on Federal funds sold	20,297	27,720	(7,423)	-26.8%
Interest on other investments	64,156	38,445	25,711	66.9%
Interest on deposits in other financial institutions	10,580	42,384	(31,804)	-75.0%

Total Interest Income	6,561,391	4,618,109	1,943,282	42.1%

Interest Expense
Interest expense on deposits	1,470,785	943,653	527,132	55.9%
Interest expense on borrowed funds	810,004	410,545	399,459	97.3%
Interest expense on Junior Subordinated Debentures	163,984	128,317	35,667	27.8%

Total Interest Expense	2,444,773	1,482,515	962,258	64.9%

Net Interest Income Before Provision
for Loan Losses	4,116,618	3,135,594	981,024	31.3%

Provision for Loan Losses	359,628	239,000	120,628	50.5%

Net Interest Income After Provision
for Loan Losses	3,756,990	2,896,594	860,396	29.7%

Noninterest Income
Gain (Loss) on sale of loans, net	70,749	-	70,749	N/A
Gain (Loss) on sale of securities, net	-	-	-	N/A
Loan servicing	21,449	24,051	(2,602)	-10.8%
Other income	211,365	76,037	135,328	178.0%

Total Noninterest Income	303,563	100,088	203,475	203.3%

Noninterest Expenses
Salaries and benefits	1,403,599	1,126,555	277,044	24.6%
Occupancy	307,746	191,595	116,151	60.6%
Advertising	120,040	51,254	68,786	134.2%
Professional	181,900	117,044	64,856	55.4%
Data processing	97,854	49,840	48,014	96.3%
Equipment and depreciation	79,807	56,853	22,954	40.4%
Other administrative	347,502	284,709	62,793	22.1%

Total Noninterest Expense	2,538,448	1,877,850	660,598	35.2%

Income Before Income Taxes	1,522,105	1,118,832	403,273	36.0%

Provision for Income Taxes	601,000	361,408	239,592	66.3%

Net Income	$921,105	$757,424	$163,681	21.6%

Earnings Per Share
Basic	$0.25	$0.23	$0.02	8.7%

Diluted	$0.24	$0.22	$0.02	9.1%

EPIC BANCORP AND SUBSIDIARIES
Selected Ratios and Other Data
Unaudited
(Dollars in Thousands Except Per Share Amounts)

	At or For the Three Months Ended March 31,
	2005	2004
Profitability Ratios:
Return on average assets	0.84%	0.96%
Return on average equity	15.48%	17.48%
Net Interest Margin	3.87%	4.12%
Efficiency ratio	57.4%	58.0%

Other Information:
Average total assets	$441,145	$316,781
Average interest earning assets	431,601	306,138
Average equity	23,805	17,328
Average Basic Shares Outstanding	3,671,040	3,134,447
Average Diluted Shares Outstanding	3,773,790	3,192,037
Basic earnings per share	0.25	0.23
Diluted earnings per share	0.24	0.22

	At March 31 2005	At December 31 2004
Share Information:
Book value per share	$6.54	$6.32
Shares outstanding	3,673,345	3,665,702

Asset Quality Information:
Non-performing loans	$537	$393
Other real estate owned	-	-
Allowance for loan losses	3,960	3,600
Non-performing loans /
total loans	0.15%	0.12%
Non-performing assets /
total assets	0.12%	0.09%
Allowance for loan losses /
loans outstanding	1.09%	1.09%
Allowance for loan losses /
non-accrual loans	737.4%	916.0%

Tamalpais Bank Capital Ratios:
Tier 1 leverage ratio	7.61%	7.79%
Tier 1 risk based capital ratio	9.47%	10.09%
Total risk based capital ratio	10.59%	11.18%

EPIC BANCORP AND SUBSIDIARIES
Average Balance Sheets (Unaudited)

	For the Three Months Ended
(dollars in thousands)	3/31/05			3/31/04
	Average Balance	Interest Income/ Expense	Yields Earned/ Paid	Average Balance	Interest Income/ Expense	Yields Earned/ Paid
Assets
Investment securities - taxable (1)	$61,270	$505	3.34%	$21,058	$165	3.15%
Other investments	6,597	64	3.93%	4,349	38	3.51%
Interest bearing deposits in other financial institutions	954	11	4.68%	10,391	42	1.63%
Federal funds sold	3,304	20	2.45%	11,651	28	0.97%
Loans (2)	359,476	5,961	6.73%	258,689	4,346	6.76%

Total Interest Earning Assets	431,601	6,561	6.17%	306,138	4,619	6.07%
Allowance for loan losses	(3,834)			(2,802)
Cash and due from banks	5,616			4,598
Net premises, furniture and equipment	2,758			1,659
Other assets	5,004			7,188

Total Assets	$441,145			$316,781

Liabilities and Shareholders’ Equity
Interest bearing checking	$7,996	13	0.66%	$9,357	22	0.95%
Savings deposits (3)	126,472	638	2.05%	91,179	298	1.31%
Time deposits	128,463	820	2.59%	104,217	624	2.41%
Other borrowings	127,313	810	2.58%	69,579	411	2.38%
Junior Subordinated Debentures	10,310	164	6.45%	10,310	128	4.99%

Total Interest Bearing Liabilities	400,554	2,445	2.48%	284,642	1,483	2.10%
Noninterest deposits	13,527			9,239
Other liabilities	3,259			5,572

Total Liabilities	417,340			299,453
Shareholders’ Equity	23,805			17,328

Total Liabilities and Shareholders’ Equity	$441,145			$316,781

Net interest income		$4,116			$3,136

Net interest spread (4)			3.69%			3.97%
Net interest margin (5)			3.87%			4.12%

(1)	The yields for securities were computed using the average amortized cost and therefore do not give effect for changes in fair value.

(2)	Loans, net of unearned income, include non-accrual loans but do not reflect average reserves for possible loan losses.

(3)	Savings deposits include Money Market accounts.

(4)	Net interest spread is the interest differential between total interest earning assets and total interest-bearing liabilities.

(5)	Net interest margin is the net yield on average interest earning assets.